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13 March 2003
186/03—jmd

For immediate release

DRD CONFIRMS RECEIPT OF COMPANY SECRETARY'S LETTER OF RESIGNATION

        Durban Roodepoort Deep, Limited confirms that it has received a letter of resignation from its company secretary, Ms Maryna Eloff. The letter contains a number of serious allegations against the company and certain of its officials which the company believes are untrue. Of considerable concern to the company is an acknowledgement by Brett Kebble in a radio interview this evening that there has been recent contact between Ms Eloff and investigators working on behalf of him and his father, Roger Kebble. The company will carry out an investigation into Ms Eloff's allegations. In the meantime, the company has nothing further to say.

Queries:

Ilja Graulich, DRD
+27 11 381 7800 (w)
+27 83 604 0820 (cell)

James Duncan, Russell and Associates
+27 11 880 3924 (w)
+27 82 892 8052 (cell)

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DRD CONFIRMS RECEIPT OF COMPANY SECRETARY'S LETTER OF RESIGNATION